Exhibit 10.18

Amendments to 2005 Stock Option Plan

RESOLVED:	That, effective as of the Closing pursuant to the Exchange Agreement (the “Plan Assumption Date”), the Gregg Appliances, Inc. 2005 Stock Option Plan (the “GA 2005 Plan”) shall be assumed by hhgregg, following which no new grants of options may be made under the GA 2005 Plan and each option outstanding thereunder as of the Assumption Date shall constitute an option to purchase shares of the common stock, $0.001 par value per share, of hhgregg.

RESOLVED:	That effective as of the Closing pursuant to the Exchange Agreement, the GA 2005 Plan shall be amended in substantially the form of the Amendment to the 2005 Stock Option Plan attached hereto as Exhibit M (the “GA 2005 Plan Amendment”).

RESOLVED:

That, effective as of the Plan Assumption Date, no further shares of stock of Gregg Appliances may be delivered under the GA 2005 Plan on exercise of options granted pursuant to the GA 2005 Plan, and no shares of stock of Gregg Appliances shall be reserved for issuance under the GA 2005 Plan.

a.	Section 1 is hereby amended to read in its entirety as follows:

“Section 1. Description of Plan. This is the 2005 Stock Option Plan dated March 8, 2005 (the “Plan”) of Gregg Appliances, Inc., an Indiana corporation (“Gregg Appliances”). This Plan was established to provide a means whereby designated employees, directors, officers or consultants of Gregg Appliances could be granted options to purchase shares of the common stock, no par value, of Gregg Appliances.

“Effective April 12, 2007 (the “Plan Assumption Date”), this Plan was assumed by hhgregg, Inc., a Delaware corporation (the “Company”). After the Plan Assumption Date, no new grants of options may be made hereunder and each option outstanding as of the Assumption Date shall constitute an option to purchase shares of the common stock, $0.0001 par value per share, of the Company (the “Shares” or the “Common Stock”).

“It is intended that the options under this Plan will either qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and be designated “Incentive Stock Options” or not qualify for such treatment and be designated “Nonqualified Stock Options.” Incentive Stock Options may only be granted to employees. This Plan is intended to qualify as and constitute a compensatory benefit plan under Rule 701 promulgated under the Securities Act of 1933, as amended (such act, and the rules and regulations promulgated thereunder, the “Act”).”

b.	Section 5, subsection (b) is hereby amended to read in its entirety as follows:

“(b) Share Limits. The aggregate number of Shares which may be issued under the Plan after the Plan Assumption Date shall not exceed the number of Shares issuable pursuant to Options granted under the Plan on or prior to the Plan Assumption Date. Such number shall be automatically adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction of the Company.”

c.	Section 6 is hereby amended to read in its entirety as follows:

“Section 6. Restrictions on Grants; Vesting of Options. Notwithstanding any other provisions set forth herein or in any Option Agreement, no Options may be granted under the Plan subsequent to ten (10) years from the date hereof nor after the Plan Assumption Date. Each Option shall grant the Participant the right to purchase a specified number of Shares at a price determined by the Committee, as such price or the basis upon which price is determined is set forth in each respective Option Agreement (the “Exercise Price”). The shares of Common Stock subject to Options granted under the Plan will become exercisable in three equal annual installments with the first installment exercisable one year from the date of grant of the Option and have a term of seven years from the date of grant. If the Participant is a 10% stockholder of the Company (as defined in Section 422(b)(6) of the Code) at the time such Participant is granted an Incentive Stock Option, the Exercise Price shall be not less than 110% of the fair market value of such Shares on the date of grant of the Option. Such fair market value shall be determined by the Committee on the basis of such evidence as it deems appropriate in its sole discretion.”

d.	Section 13, subsection (b), is hereby amended to read in its entirety as following:

“(b) Subject to Section 14 hereof (i) upon the dissolution, liquidation or sale of all or substantially all of the business, properties and assets of the Company, (ii) upon any reorganization, merger, consolidation, sale or exchange of securities in which the Company does not survive (other than a merger whereby the Company merely reincorporates in another jurisdiction), or (iii) upon any sale (of more than fifty percent (50%) of the Company’s outstanding shares of Common Stock), reorganization, merger, consolidation or exchange of securities in which the Company does survive and any of the Company’s stockholders have the opportunity to receive cash, securities of another corporation, partnership or limited liability company and/or other property in exchange for their capital stock of the Company, or (iv) upon any acquisition by any person or group (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the Company’s total combined voting power after the date of adoption of this plan (each of the events described in clauses (i), (ii), (iii) or (iv) is referred to herein as an “Extraordinary Event”), the Plan and each outstanding Option shall terminate unless and to the extent that the Company and any acquiring or successor corporation (or parent corporation of either) shall agree, each acting in its sole discretion, that such acquiring or successor corporation (or parent corporation of either) shall assume all or part of one or more of the outstanding Options or grant options in substitution for all or part of one or more of the outstanding Options. In such event each Participant shall have the right, by giving notice ten (10) days before the effective date of such Extraordinary Event (the “Effective Date”), to exercise on or before the Effective Date, in whole or in part, any unexpired Option issued to the Participant, to the extent that said Option is vested as of the Effective Date and exercisable as of the Effective Date, and otherwise is vested and exercisable pursuant to the provisions of said Option and of Section 6 of the Plan.”

e.	The initial sentence of Section 17, subsection (d)(“Share Legends”), is hereby amended by adding at the beginning thereto the following: “To the extent the Committee deems necessary or appropriate in the circumstances, . . .”